DISTRIBUTION PLAN

The Distribution Plan (the "Plan") of S.I.S. Mercator Fund, Inc., a Maryland corporation (the "Fund"), which is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "Act"), is adopted pursuant to Section 12(b) of the Act and Rule 12b-1 promulgated thereunder ("Rule 12b-1").
1.Distributor. East Coast Consultants, Inc., a Pennsylvania corporation, serves as Distributor of each Portfolio of the Fund's shares pursuant to a Distribution Agreement approved by the Board of Directors of the Fund. 2.Distribution and Service Payments.
(a) The Fund shall make payments periodically to the Distributor to be used by the Distributor, in its discretion, to (i) pay broker-dealers and other persons who assist in the sale of Fund shares or who provide promotional or advertising services to the Fund and (ii) pay other advertising, promotional expenses and other expenses associated with distribution of Fund shares.
(b) Payments under clause (ii) of Section 2(a) may be made for any advertising and promotional expenses incurred relating to selling efforts, including the incremental costs of printing prospectuses, statements of additional information, annual reports and other periodic reports for distribution to persons who are not shareholders of the Fund; the costs of preparing and distributing any other supplemental sales literature; costs of radio, television, newspaper and other advertising; telecommunications expenses including the costs of telephones, telephone lines and other communications equipment used in the sale of Fund shares, the salary of a Marketing Director for the sale of Fund shares, the costs of sales meetings and seminars, the costs of maintaining an office for the sale of the Fund's shares and to defray the costs of such other products or services to be used to sell or further the sale of Fund shares as may be approved by the Board of Directors of the Fund as provided in clause (a) of Section 4 herein.
(c) The aggregate amount of all payments by each Portfolio of the Fund hereunder shall not exceed .25% of the average annual net asset value of each Portfolio for each fiscal year of the Fund, based on the net asset value of each Portfolio calculated as of the last business day of each month. Payments to the Distributor hereunder may be made by the Portfolios monthly or on such other basis as the Distributor may request.
3. Reports. At least quarterly, in each year that this Plan remains in effect, the Distributor shall prepare and furnish to the Board of Directors of the Fund a written report, which the Board shall review, complying with the requirements of Rule 12b-1, setting forth, on a per Portfolio basis, the amounts expended or to be expended hereunder by the Distributor and purposes for which such expenditures were or are to be made. The
Distributor shall keep and maintain adequate records and books of account in respect of such payments.
4. Approval of Plan. The Plan shall become effective as to a Portfolio after approval of the Plan by (a) a majority vote of the Fund's Board of Directors (including a majority vote of the Disinterested Directors as defined in Section 6), cast in person at a meeting called for the purpose of voting on the Plan and (b) approval by the holders of a majority of the outstanding voting securities of the Portfolio.
5. Term. This Plan shall remain in effect as to each Portfolio for one year from its adoption date and may be continued thereafter as to each Portfolio if this Plan and all related agreements are approved at least annually by a majority vote of both the Board of Directors and the Disinterested Directors of the Fund, cast in person at a meeting called for the purpose of voting on such Plan and such agreements. This Plan may not be amended to increase materially the amount to be paid by the Portfolios for services hereunder unless such amendment is approved as provided in Section 4 hereof. All other material amendments to this Plan must be approved by a vote of both the Board of Directors of the Fund and a majority vote of the Disinterested Directors, cast in person, at a meeting called for the purpose of voting thereon.
6. Termination. This Plan may be terminated at any time as to a Portfolio by the Distributor or by a majority vote of the directors who are not interested persons (as defined in Section 2(a)(19) of the Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (the "Disinterested Directors") or by vote of the holders of a majority of the outstanding voting securities of the Portfolio. If the Plan is terminated, the obligation of the Portfolio(s) affected by the termination to make payments pursuant to the plan shall cease and no further payments shall be made by such Portfolio(s). This Plan shall terminate automatically in the event of its "assignment," as defined in Section 2(a)(4) of the Act.
7. Nomination of "Disinterested" Directors. While this Plan shall be in effect, the selection and nomination of the Disinterested Directors of the Fund shall be committed to the discretion of such Directors.
8. Miscellaneous. All agreements with any person or organization relating to the implementation of this Plan shall be in writing and any agreement related to this Plan, including the Distribution Agreement, shall be subject to approval by both the Board of Directors and the Disinterested Directors of the Fund as provided in clause (a) of Section 4 and shall be subject to termination without penalty, pursuant to the provisions of
Section 6 hereof.